EXHIBIT 99.2

April 7, 2008

Dear Members:

Today the Federal Home Loan Banks of Chicago issued a press release (attached) announcing the termination of merger discussions with the Federal Home Loan Bank of Dallas. In part, the release states:

After extensive analysis and due diligence of the feasibility of combining the banks' business operations, FHLB Chicago was unable to reach an agreement to merge with the Dallas Bank that would have maximized value to FHLB Chicago members. "Our primary goal throughout the merger discussions was to improve value for our members."

The Bank also announced today that Mike Thomas, President and CEO, has decided to leave the Bank, effective April 11, 2008. Mike has been dedicated to the Bank's best interests during his service to the Bank and has worked hard on behalf of the Bank and its members.

The Board has formed a search committee with the intention of recruiting a new President and CEO within the next month and a half. Until a successor is named, Matthew R. Feldman, Executive Vice President, Operations and Administration of the FHLB Chicago, will serve as Acting President. Matt has been with the Bank since 2003. He has most recently served as Executive Vice President, Operations and Administration having previously served as Senior Vice President and Chief Risk Officer.

We anticipate finalizing a plan in the next 90 days to operate this Bank on a stand-alone basis, with a goal of improving its profitability, maintaining and enhancing its products and services, and to satisfactorily address outstanding regulatory issues. In short, our commitment to you is to strive to provide what you have a right to expect from your Home Loan Bank.

Matt will share the details of this plan with you in the near future, but I can let you know that some of the most important near-term components involve launching initiatives to implement a new capital plan to stabilize the capital base and to restructure the balance sheet to improve long-term profitability.

I look forward to seeing many of you at the regional meetings in May and June.

Sincerely,

P. David Kuhl

Chairman, FHLB Chicago Board of Directors

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "anticipates," "believes," "expects," "could," "plans," "estimates," "may," "should," "will," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to: our ability to successfully implement a new capital plan; our ability to develop and execute balance sheet restructuring transactions that will improve profitability and the extent of reductions to retained earnings associated with such restructuring transactions; and the other risk factors set forth in the Bank's periodic filings with the Securities and Exchange Commission, which are available on the Bank's Web site at www.fhlbc.com. The Bank assumes no obligation to update any forward-looking statements made in this letter.